 SALES REPRESENTATIVE AGREEMENT

This is a Sales Representative Agreement (the "Agreement") effective January 1, 2006, between (i) ROTARY LIFT, a Division of Dover Industries, Inc., a Delaware corporation ("Manufacturer"); and (ii) SHIMODA MARKETING, INC. (SMI), a C-corporation duly organized and duly existing under the laws of the State of Florida ("Representative"), and joined in by MICHAEL CRANFILL, the principal shareholder of the Representative (the "Principal").

Recitals

A.         Manufacturer is in the business of manufacturing, selling and servicing hydraulic lifts and related equipment and services (the "Business").

B.         The Representative is an experienced and knowledgeable sales and marketing representative of manufacturers in the Business and wishes to act as a sales and marketing representative of Manufacturer in the Territory (as defined in Exhibit B below).

C.         Manufacturer wishes to engage the Representative as an independent sales representative pursuant to the terms and conditions of this Agreement.

D.         The Principal is the principal shareholder of the Representative and joins in this Agreement for the purpose of making certain covenants and guaranteeing the obligations of the Representative under this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Definitions:

1.1       "Authorized Salesperson" means the Representative's employees set forth on Exhibit A to this Agreement who have been designated by Manufacturer and received the required training from Manufacturer or requisite knowledge to qualify as authorized sales representatives under this Agreement.

1.2       "Customer" means any existing or potential purchaser of any Products or Services whose residence, principal office and place of business is located in the Territory.

1.3       "Products" mean any hydraulic lifts and all other products, supplies (including spare parts and components for such lifts, product and supplies) produced or sold by Manufacturer that are described on Exhibit D to this Agreement, as amended by Manufacturer from time to time.

1.4       "Proprietary Information" includes all know-how, designs, drawings, specifications, catalogs, data sheets, sales and technical bulletins, service manuals, videos, computer discs, sales aids and all other confidential or proprietary information, whether or not reduced to writing, relating to the design, sale, use, service or repair of the Products and Services, and any other confidential or proprietary information provided to Representative or to which Representative gained access in connection with the performance of its obligations under this Agreement and which is not generally known in the trade.

1.5       "Services" means any installation, repair and other services offered by Manufacturer to its customers from time-to-time.

Agreement between Rotary Lift and SMI

1.6       "Territory" means the geographic area more fully described on Exhibit B attached hereto and incorporated herein.

1.7       “Targeted Accounts” means potential Customers that the Representative can solicit for business, as more fully described in Exhibit E.

2.         Appointment and Scope:

2.1       Appointment. Manufacturer hereby appoints the Representative as an independent sales and marketing representative for Forward Manufacturing product (and, other Rotary Lift or Blitz product as mutually agreed by Manufacturer and Representative) within the Territory, and the Representative hereby accepts such appointment. As Manufacturer's sales and marketing representative, the Representative shall solicit orders for Products and Services from Targeted Accounts located within the Territory. The Representative shall, and shall cause the Authorized Sales Persons to, use their best efforts to promote and facilitate the sale of Products and Services to Customers in accordance with the terms and conditions of this Agreement.

2.2       Term. The term of the Representative's engagement under this Agreement (the "Term") shall commence January 1, 2006 and will expire on December 31, 2007 subject to early termination pursuant to the terms of Section 5 below. The term hereof may be extended only by mutual written agreement.

2.3       Independent Contract Status. This Agreement does not constitute a general agency. Except for the limited purpose of soliciting orders and providing customer support in accordance with the terms of this Agreement, the Representative is not an agent or legal representative of Manufacturer for any purpose. Neither the Representative nor any of its directors, officers, employees or agents (including the Authorized Salespersons) is or shall be considered an employee of Manufacturer. Neither the Representative nor any of its directors, officers, employees or agents (including the Authorized Salespersons) is granted and shall exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Manufacturer including, without limitation, any guarantees, warranties or other contractual obligations. The Representative shall not, and shall cause its employees to not, misrepresent the Representative's authority under this Agreement to its employees, agents or any third party. The Representative shall take no action, which could confer on Manufacturer “permanent establishment”, or equivalent status (as defined in any applicable income tax law) in the Territory or otherwise subject Manufacturer to income taxation in any state or political subdivision thereof.

2.4       Customer Solicitation. The Representative shall limit its promotional activities to Customers located within the Territory and shall refrain from soliciting or making any sales of Products or Services to any Customer located outside the Territory. Additionally, the Representative shall limit its promotional activities to Targeted Accounts as defined in Exhibit E. From time-to-time, Rotary Lift Customers may be added to Representative’s Targeted Account list or Targeted Account Customers of the Representative may be removed from the listing and transferred to Rotary Lift Distribution. In the event transfers occur and the Representative’s “net sales” (sales from Customers added to Representative’s Targeted Account list from Rotary Lift less sales from Customers transferred to Rotary Lift) decline, the Representative will continue to receive commissions on the “net reduction” for a period of 12 months following the transfer.

2.5       Sub-Agents. Other than the Authorized Salespersons, the Representative may not use or appoint any employee, sub-agent or any other person or entity to promote the sale or use of Products and Services in the Territory or to otherwise perform any of Representative's obligations under this agreement.

Agreement between Rotary Lift and SMI

2.6       Expenses. The Representative shall be responsible and shall pay all compensation owed to its employees and all other expenses incurred by the Representative. The Representative shall not incur any expense chargeable to Manufacturer except as specifically authorized by the prior written consent of Manufacturer.

2.7

Non competition. During the Term of this agreement and for a period of 180 days thereafter, the Representative and the Principal shall not, and shall cause its employees (including the Authorized Salespersons) to not, as a principal or agent, or in any other capacity, directly or indirectly, sell or offer for sale any products or services which are competitive with any of the Products and Services.

2.8       Representations and Warranties. The Representative represents and warrants that (a) it has duly authorized the execution and delivery of this Agreement and the performance of its obligation under this Agreement; (b) its obligations under this Agreement do not conflict with or breach the terms of any other agreement to which the Representative is a party; (c) it has obtained all necessary registrations, licenses and permits which the Representative is required to have to perform its obligations under this Agreement; and (d) it possesses the independent means, requisite skills and financial and physical resources to perform its obligations and advance the mutual interests of the parties under this Agreement.

3.         Compensation:

3.1       Commission. Subject to the provisions of this Section 3 and to any requirement that Manufacturer withhold a percentage of commissions to comply with any tax or other laws in the Territory, Manufacturer shall pay the Representative a commission on all sales of Products and Services made by Manufacturer in the Territory based upon the commission rate schedule on Exhibit C attached hereto and incorporated herein. Commissions shall be computed based upon shipments made of Forward product and shall include shipments beginning on January 1, 2006.

3.2       Exclusions From Commission. Manufacturer shall not be obligated to pay a commission under Section 3.1 for (a) any portion of the amount paid by the Customer for taxes, shipping and handling, freight, electrical components, installations, service calls, employee sales, inter-company sales, freight claims and any non-product sales; (b) any sales of Products or Services shipped or performed outside of the Territory except as expressly authorized by Manufacturer; (c) any unauthorized order that the Representative obtains from Customers who are not Targeted Accounts; (d) any order for Products or Services which Manufacturer rejects for any reason; (e) any order for Products or Services which is canceled by a Customer, whether or not due to a default by Manufacturer; (f) any portion of a sale of Products or Services which becomes uncollectible; (g) any sale of Products or Services which are sold for promotional or customer relations purposes at less than full price; (h) any sales of Products or Services which are to the Representative, the Principal or to any of their affiliates (including any distributor of Manufacturer which is an affiliate of Representative, the Principal or their family members); or (i) any Products or Services which are provided in full or partial satisfaction of any warranty or contract breach, tort or product liability claim.

3.3        Manner of Payment. Manufacturer shall pay all commissions owed to the Representative under this Section 3 (a) by bank check payable to the Representative and mailed to the Representative's regular place of business in the Territory; (b) by wire transfer to an acceptable financial institution in the Territory for credit directly to an account in the name of the Representative; or (c) in such other manner as the parties may mutually agree.

3.4

Time of Payment. Manufacturer shall pay all commission owed under this Section 3, net of any amounts due to Manufacturer from the Representative, on or before the fifteenth day of

Agreement between Rotary Lift and SMI

each month with respect to those orders for Products and Services for which invoices have been sent by Manufacturer during the immediately preceding calendar month unless otherwise notified by Manufacturer with respect to such order.

3.5       Repayment of Commissions. To the extent that Manufacturer has paid a commission to the Representative on any sale or transaction which is excluded from the payment of any commission under Section 3.2 above, the Representative shall promptly refund such commission to Manufacturer or, at Manufacturer's option and upon written notice to the Representative, Manufacturer may set-off the amount of such commission against any unpaid commissions owed by Manufacturer to the Representative.

3.6       Offsets. All commissions and other amounts payable by Manufacturer to the Representative under this Agreement shall be subject to Manufacturer's right of offset for any claims or other amounts owed by the Representative to Manufacturer under this Agreement or otherwise including, without limitation, any amounts due to Manufacturer from the Representative due to open returned goods and/or demos that are billed to the Representative or any company in which the Representative principals hold an interest.

3.7       Taxes, Fees and Levies. Except for any requirement that Manufacturer withhold and pay a percentage of the commissions owed to the Representative to comply with any tax or other laws in the Territory, Manufacturer shall not be responsible for the payment of any taxes, fees, levies or other costs or expenses to or on behalf of the Representative as a result of the relationship created by this Agreement or the termination of the relationship between the Representative and Manufacturer including, without limitation, any termination, social security, social welfare or other benefits, taxes or payments either due to the Representative or any of the Representative's employees and agents.  Similarly, Manufacturer shall have no liability to the Representative for any expenses, payments or damages incurred by the Representative for any alleged loss of good will, consequential damages or similar matters as a result of the relationship created by this Agreement or the termination of the relationship between the Representative and Manufacturer.

4.         Obligations of the Representative.

4.1       Goals. The Representative shall use its best good faith efforts to attain all sales and unit goals for Product and Services sales established by Manufacturer from time-to-time.

4.2       Facilities and Personnel. The Representative shall provide such office space and facilities, and hire and train such personnel, at its own expense as the Representative may reasonably require for it to fully perform its obligations under this Agreement.

4.3       Terms and Conditions of Sale. The Representative shall solicit orders for Products and Services in Manufacturer's name from Targeted Accounts in the Territory at the prices specified by Manufacturer from time-to-time and subject to Manufacturer's then current published terms and conditions of sale. Manufacturer may change its specified prices and terms and conditions of sale at any time. Any changes shall become effective upon written notice to the Representative, unless Manufacturer specifically agreed in writing to provide price protection with respect to specific quotations made prior to notification of such change.

4.4       Documentation. The Representative shall promptly forward to Manufacturer every original order for Products and Services received by it, together with all attachments and data necessary for completion of the sale. The Representative shall submit all orders in the manner and form prescribed by Manufacturer and signed and dated by the Customer. No order for any Products or Services shall be binding on Manufacturer unless or until accepted by Manufacturer in writing.

Agreement between Rotary Lift and SMI

4.5       Payments for Products and Services. The Representative shall direct each Customer to make all payments for Products and Services directly to Manufacturer. The Representative shall have no authority to request or accept payment from purchasers of Products or Services on behalf of Manufacturer. The Representative shall (a) promptly forward to Manufacturer any checks, drafts, instruments and other payments, properly endorsed if necessary, which it may receive directly in payment of accounts due to Manufacturer; (b) cooperate fully with Manufacturer in the collection of any outstanding unpaid accounts including taking appropriate action to correct a Customer's payment procedures; and (c) furnish to Manufacturer any credit reports and other credit information pertaining to Customers which Manufacturer may reasonably request. Upon the request of the Manufacturer, the Representative shall provide assistance to Manufacturer with respect to obtaining information relating to the credit worthiness of a Customer and the collection of past due receivables due from Customers including, without limitation developing a past due payment process, inventory list of products or other information requested.

4.6       Services to be performed by the Representative. All of the Representative's duties and obligations under this Agreement shall be performed in a professional manner within the required time interval or in a timely manner, as reasonably requested by Manufacturer. Pursuant to the Representative's duties and obligations under this Agreement, the Representative shall, and shall cause the Authorized Salespersons to, (a) make sales calls, (b) manage sales leads, (c) coordinate bid opportunities, (d) develop action plans, (e) participate in training activities, (f) assist with credit issues, and (g) provide other general sales and marketing assistance that may be required and (h) actively develop and provide to the manufacturer competitive intelligence information.

4.7       Compliance with Laws. The Representative shall assist Manufacturer in obtaining any governmental or other approvals in or outside of the Territory, which may be necessary or desirable to permit or facilitate the sale of any Products or Services by Manufacturer from orders solicited by the Representative. The Representative shall comply with all governmental laws, regulations and orders which may be applicable to it by reason of its execution of this Agreement or the performance of its obligations under this Agreement. The Representative shall not engage in any course of conduct, which would, in Manufacturer's reasonable belief, cause Manufacturer to be in violation of the laws of any jurisdiction. The Representative shall notify Manufacturer any law, rule or regulation which conflicts with or restricts any provision of this Agreement at the time of its execution or thereafter. In addition, the Representative shall advise Manufacturer fully with respect to all safety standards, specifications and other requirements imposed by law or governmental regulation in the Territory and applicable to the Products and Services.

4.8       Confidentiality of Proprietary Information. The Representative and the Principal shall, and shall cause the Representative's employees and agents (including the Authorized Salespersons) to, hold in strict confidence the Proprietary Information and shall not divulge any of the Proprietary Information to any other person, firm or corporation without the prior written permission of Manufacturer, except as reasonably required to perform the Representative's obligations under the Agreement. The obligation of the Representative to keep the Proprietary Information secret and confidential shall survive termination of this Agreement for five (5) years.

4.9       Protection of Proprietary Rights. The Representative shall cooperate with and assist Manufacturer, at Manufacturer's expense, in the protection of any trademarks, patents or copyrights owned by or licensed to Manufacturer; and the Representative shall inform Manufacturer immediately of any infringements or other improper use or action with respect to such trademarks, patents or copyrights which come to the Representative's attention.

Agreement between Rotary Lift and SMI

4.10      Limitations on Actions and Authority.

(a)        The Representative shall obtain Manufacturer's written instructions prior to conveying any quote or offer to any Customer or potential Customer which does not conform to Manufacturer's guidelines for price quotes and offers.

(b)        The Representative shall not accept, approve or execute any order, contract or other document or obligation on behalf of, or in the name of Manufacturer.

(c)        The Representative shall not make representations inconsistent with Manufacturer's written guarantees, terms and condition of sale, representations or warranties on the Products and Services.

(d)     The Representative shall act solely as an independent contractor of Manufacturer. Neither the Representative nor any of its directors, officers, employees and agents shall be, or deemed to be, an employee of Manufacturer and none shall represent themselves to be an employee of Manufacturer.

(e)     The Representative shall limit solicitations to “Targeted Accounts” as defined in Exhibit E. The listing of Targeted Accounts is subject to revision by Manufacturer as warranted by business conditions.

4.11      Indemnification. The Representative shall indemnify and hold Manufacturer, its officers, directors, employees, successors and assigns harmless against all losses, damages or expenses of whatever form or nature, including reasonable attorneys' fees and other costs of legal defense, whether direct or indirect, which they, or any of them, may sustain or incur as a result of any acts or omissions of the representative or any of its directors, officers, employees or agents, including, but not limited to, (a) the breach of any of the provisions of this Agreement; (b) the negligence or other tortuous conduct of the Representative or any of its directors, officers, employees or agents; (c) any representations, warranties or statements made by the Representative or any of its directors, officers, employees, or agents which were not specifically authorized by Manufacturer pursuant to this Agreement or otherwise in writing; or (d) any violation by the Representative or any of its directors, officers, employees or agents of any applicable law, regulation or order.

5.         Termination.

5.1

Termination By Representative. Representative may terminate this Agreement upon not less than one hundred and twenty (120) days prior written notice to the Manufacturer. Should the Representative terminate this agreement for any reason, Commissions earned by the Representative will be limited to commissions earned on invoiced shipments on or before the Representative’s termination date.

5.2       Termination By Manufacturer. Manufacturer may terminate this Agreement upon not less than thirty (30) days prior written notice to the Representative. Notwithstanding this provision of this Agreement, Manufacturer may terminate its engagement of the Representative under this Agreement immediately and without notice upon the occurrence of any of the following events:

(a)        The dissolution, termination or liquidation of the Representative or the cessation of business by the Representative;

(b)        If the Representative shall (i) have an order of relief entered in any proceeding filed by it under the federal bankruptcy laws as in effect on the date of this Agreement or

Agreement between Rotary Lift and SMI

as they may be amended from time to time (the "Bankruptcy Laws"); (ii) admit its inability to pay its debts generally as they become due; (iii) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due; (iv) make a general assignment for the benefit of creditors; (v) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the Bankruptcy Laws, or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of their debts; or (vi) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets;

(c)        If a petition shall have been filed against the Representative in proceedings under the Bankruptcy Laws or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of their debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of the Representative's or the Principal's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof;

(d) The continued failure of the Representative to satisfactorily perform, in Manufacturer's sole discretion, the duties and obligations of the Representative under this Agreement; or

(e)        Engaging in conduct which, in Manufacturer’s sole discretion, reflects, poorly on or damages the image of Manufacturer or its Products and Services including, but not limited to, dishonesty, neglect of duties, misconduct, theft, fraud, indictment for or conviction of a felony, or willful misconduct which seriously impairs or can reasonably be expected to seriously impair the Representative's or the Authorized Salesperson's ability to conduct its ordinary business and meet its obligations under this Agreement.

In the event that Manufacturer exercises its right to Terminate this Agreement for any reason other than those listed specifically in Section 5.2(e), the Representative will receive continuing payments from the Manufacturer for a period of 6 months following the termination date of the greater of the following amounts:

1) The commissions that would have been earned by the Representative on invoiced shipments per Exhibit C, or

2) $12,500 per month.

5.3       Rights of Parties Upon Termination. The following provisions apply upon the termination or expiration of this Agreement.

(a)        The Representative shall cease soliciting orders for the Products and Services and shall return to Manufacturer and immediately cease all use of any Proprietary Information. The Representative shall additionally turn over to Manufacturer the Representative's current Customer mailing list and take such action as is necessary to terminate the Representative's representation as Manufacturer's sales representative.

(b)        All indebtedness of the Representative to Manufacturer shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and Manufacturer shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations.

(c)        Manufacturer shall pay to the Representative all commissions due on Products shipped or Services performed on or before the termination date of this Agreement less

Agreement between Rotary Lift and SMI

any reimbursements, indebtedness, charge-backs for uncollectible commission and any other amount owed by the Representative to Manufacturer at the time of such termination.

5.4       Sole Remedy. The Representative's right to receive the commission outlined 5.3 (c) shall constitute the Representative's sole remedy for or arising out of the termination or nonrenewal of this Agreement and shall be in lieu of any and all other claims the Representative may have against Manufacturer as a result of termination or non-renewal of this Agreement. Under no circumstances shall Manufacturer be liable to the Representative by reason of termination or nonrenewal of this Agreement for compensation, reimbursement or damages for:

(a)        Loss of prospective compensation;

(b)        Goodwill or loss thereof; or

(c)        Expenditures, investments, leases or any type of commitment made in connection with the business of such party or in reliance on the existence of this Agreement.

6.         Conciliation and Arbitration.

 6.1       Conciliation.    All disputes arising between Manufacturer and the Representative concerning the validity, construction or effect of this Agreement, or the rights and obligations created under this Agreement, shall be brought before a conciliation committee of executives of Manufacturer and the Representative which shall attempt to work out a recommendation for settlement of the dispute and transmit such recommendation to both parties for due consideration within two (2) weeks after being informed of the dispute.

6.2       Arbitration.

(a)        Unless otherwise mandated by applicable law, any dispute which cannot be settled amicably by conciliation as provided in Section 6.1 above shall be heard, settled and decided under the Arbitration Rules of the American Arbitration Association (the "Rules") in effect as of the date hereof by three arbitrator(s) appointed in accordance with the Rules. Service of any matters in reference to such arbitration shall be given in the manner described in Section 7.9 below. Such arbitration shall be subject to the substantive and procedural rules of the State of Indiana, and shall be held in Madison, Indiana, unless the parties shall otherwise mutually agree. The award in such arbitration shall be final and enforceable in any court of competent jurisdiction.

(b)        The arbitrator(s) may grant any relief which might be granted by a court of general jurisdiction, including, without limitation, award of damages and/or injunctive relief; and the arbitrator(s) may, in the discretion of the arbitrator(s), assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrator(s) and reasonable attorneys' fees, against either or both parties, in such proportions as the arbitrator(s) shall determine. Nothing herein contained shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration.

7. Miscellaneous.

7.1       Guaranty of Obligations. The Principal hereby guarantees the Representative's performance and payment of its obligations under this Agreement.

Agreement between Rotary Lift and SMI

7.2       Laws and Jurisdiction. This Agreement shall at all times be governed by the laws of the State of Indiana.

7.3       Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior written or verbal agreements or understandings among the parties.

7.4       No Assignment. The Representative may not assigned any of its rights or obligations under this Agreement, in whole or in part, without the prior written agreement of Manufacturer.

7.5       Amendments. Except as otherwise provided in this Agreement, all amendments and modifications to the terms of this Agreement must be committed to writing and signed by all of the parties.

7.6 Waivers. No waiver of any right by Manufacturer hereunder shall act to waive the future enforcement of any such right or any other right under this Agreement.

7.7       Severability. If any provision of this Agreement shall be invalidated for any reason, it shall be considered severable and shall not affect the validity of the Agreement as a whole, except as to impossibility of performance subsequent to any invalidation.

7.8       Cooperation. The Representative shall fully cooperate with Manufacturer at Manufacturer's request, in connection with Manufacturer's compliance with any law or with any request or order of any court or regulatory agency.

7.9       Notices.       Any notice or communication given in relation to this Agreement shall be deemed sufficiently given if delivered by hand against written receipt, or by courier service or registered mail, postage prepaid to the address of the other party as follows:

If to Manufacturer:	If to the Representative:

Rotary Lifts 2700 Lanier Drive P. O. Box 1560 Madison, Indiana 47250-0560 Attention: Matthew Webster	Shimoda Marketing, Inc. PO Box 11189 Fort Worth, TX 76110
If to Principal:

Michael Cranfill 7609 Plaza Ridge Ct. Fort Worth, TX 76179

Agreement between Rotary Lift and SMI

MANUFACTURER: ROTARY LIFT a Division of Dover Industries, Inc.	Shimoda Marketing, Inc
By: /s/ Matthew Webster	By: /s/ Michael Cranfill
Name: Matthew Webster	Name: Michael Cranfill
Title: Vice President – Sales	Title: President
Date: October 4, 2005	Date: October 1, 2005

PRINCIPALS:
Michael Cranfill (Shimoda Marketing, Inc.)
By: /s/ Michael Cranfill
Name: Michael Cranfill
(Printed)
Title: President
Date: October 1, 2005

Agreement between Rotary Lift and SMI

EXHIBIT A

AUTHORIZED SALESPERSONS

            The Authorized Salespersons and their mailing addresses shall be the following:

Michael Cranfill

116 W. McLeroy Blvd.

Saginaw, TX 76179

Agreement between Rotary Lift and SMI

EXHIBIT B

REPRESENTATIVE'S GEOGRAPHIC TERRITORY

The Authorized Territories shall be the following:

            The United States of America, Mexico and Canada.

Agreement between Rotary Lift and SMI

EXHIBIT C

REPRESENTATIVE COMPENSATION SCHEDULE

January 1, 2006

During the term of this agreement, Representative will earn commissions based upon each fiscal year’s aggregate sales as shown below:

Products & Services Sold to Wal-mart

Representative will received commissions on these invoices as shown below:

Fiscal Years Total Sales		Commission %
$0	$7,500,000	1.00%
$7,500,000	$10,000,000	1.25%
Above	$10,000,000	1.50%

Products & Services Sold to All Other Targeted Accounts

Representative will receive commissions on these invoices as shown below:

Fiscal Year Total Sales		Commission %
$0	$5,000,000	2.50%
$5,000,000	$10,000,000	2.75%
$10,000,000	$15,000,000	3.00%
Above	$15,000,000	3.25%

In some highly competitive situations, a lower commission percentage may be paid to Representative when mutually agreed upon by Representative and Manufacturer.

Agreement between Rotary Lift and SMI

EXHIBIT D

Products.

Effective January 1, 2006

            The hydraulic lifts and other products and supplies (including all spare parts and components for such lifts, products and supplies) produced or sold by Manufacturer that are described below shall fall within the definition of “Products” under this Agreement. Manufacturer may amend the items listed on this Exhibit from time-to-time in its sole discretion by providing an updated Exhibit D to the Representative:

All Forward Branded Products.

Certain Rotary Branded Products as approved by the manufacturer.

Other Products as approved by the manufacturer.

Agreement between Rotary Lift and SMI

EXHIBIT E

TARGET ACCOUNT LISTING

Effective January 1, 2006

The following target accounts are reserved for the Representative:

Forward Brand distributors (defined as those who have purchased goods or services from Forward Manufacturing Company within 120 days prior to September 28, 2005).

Avis/Budget

Accuturn

Wal-Mart

Gray

Matco

Matco Tools – Vo-Tech

Additionally, Representative can solicit new sales from any national account and distributor in the territory EXCEPT for:

1.   Customers who purchase Rotary Lift commercial product , or have purchased Rotary Lift commercial product within 120 days prior to September 28, 2005 with the following exceptions:

    Wal-mart;

2.   Any “Car Program” which serves as an official representative of automobile manufacturers and makes equipments and other products available directly to car dealerships;

            All Customers solicited by Representative are subject to acceptance by Manufacturer based upon Customer’s reputation, financial strength and ability to provide acceptable levels of customer service. Representative shall prepare proper Distributor Qualification Package and submit to Manufacturer for approval prior to soliciting new accounts.

This listing is subject to change by the Manufacturer at any time subject to terms of Section 2.6 of this agreement.

Agreement between Rotary Lift and SMI